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Zion Holds Dedication of Wellsite

Dedication Ceremony Video--Approximately fifty minutes of the dedication ceremony was recorded in digital video. It is available for download and viewing from our company media page, or on a DVD disk that we will send upon request

Dedication Ceremony Photos--The first two photos show the tourist sign that is erected at the wellsite and Karen Soltero welcoming the audience. The next row shows chairman John Brown and president Gene Soltero. The third row first shows keynote speaker Hon. Benjamin Ben-Eliezer, the Minister of National Infrastructures, and then Hon. Ilan Sadeh, Chairman of the Menassah Regional Council, flanked by John Brown and Philip Mandelker. The next row first shows John Brown with Rabbi Yitzhak Schwartz, then consulting geologist Stephen Pierce with our executive vice-president, Glen Perry. Next we have Rabbi Yitzhak Schwartz during his presentation and blessing, and John Brown showing his appreciation. The next row shows a portion of the tent and then Karen Soltero with the rig in the backgroun. The last two photos show director Richard Rinberg with Chairman John Brown and President Gene Soltero. Click any of the thumbnail photos below to see a larger image.

NOTICE:Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Zion Oil & Gas has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by clicking here.

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